Southern States Bancshares, Inc. Announces
First Quarter 2022 Financial Results

First Quarter 2022 Highlights

•Linked-quarter loan growth was 19.4% annualized

•Net income of $4.6 million, or $0.50 per diluted share

•Core net income(1) of $4.8 million, or $0.53 per diluted share(1)

•Return on average assets (“ROAA”) of 1.03%; return on average stockholders’ equity (“ROAE”) of 10.43%; and return on average tangible common equity (“ROATCE”)(1) of 11.63%

•Core ROAA(1) of 1.09%; and core ROATCE(1) of 12.31%

•Implemented a stock repurchase program that authorized the purchase of up to $10.0 million of our common stock, of which approximately 287,000 shares were purchased at a weighted average price of $21.35

•Completed a $48.0 million subordinated debt offering at a five-year annual fixed rate of 3.5% per annum, payable quarterly in arrears, with a maturity date of February 7, 2032

(1) See "Reconciliation of Non-GAAP Financial Measures" below for reconciliation of non-GAAP financial measures to their most closely comparable GAAP financial measures.

ANNISTON, Ala., April 25, 2022 – Southern States Bancshares, Inc. (NASDAQ: SSBK) (“Southern States” or the “Company”), the holding company for Southern States Bank, an Alabama state-chartered commercial bank (the “Bank”), today reported net income of $4.6 million, or $0.50 diluted earnings per share, for the first quarter of 2022. This compares to net income of $4.1 million, or $0.44 diluted earnings per share, for the fourth quarter of 2021, and net income of $5.7 million, or $0.73 diluted earnings per share, for the first quarter of 2021. The Company reported core net income of $4.8 million, or $0.53 diluted core earnings per share, for the first quarter of 2022. This compares to core net income of $4.3 million, or $0.47 diluted core earnings per share, for the fourth quarter of 2021, and core net income of $3.8 million, or $0.49 diluted core earnings per share, for the first quarter of 2021 (see “Reconciliation of Non-GAAP Financial Measures”).

Stephen Whatley, Chairman and Chief Executive Officer of Southern States, said, “We generated robust lending activity again in the first quarter, building on the momentum we established in 2021 with linked-quarter loan growth of 19.4%. Our investment in talent, combined with an economically vibrant footprint that presents ongoing organic expansion opportunities, positions us well for the year ahead.”

“Our focus on disciplined growth enabled us to bolster net interest income while holding the line on expenses and improving our core efficiency ratio. As always, we are committed to strong credit quality and our loan portfolio bears this out as nonperforming loans totaled just 0.25% of total loans. Our commitment to excellent customer service, sound underwriting and responsible growth continually strengthens the franchise and serves our shareholders well through all credit cycles,” said Mr. Whatley.

Net Interest Income and Net Interest Margin

Net interest income for the first quarter of 2022 was $14.7 million, an increase of 4.0% from $14.1 million for the fourth quarter of 2021. The increase was primarily attributable to an increase in interest-earning assets.

Relative to the first quarter of 2021, net interest income increased $2.4 million, or 19.3%. The increase was substantially the result of an increase in interest-earning assets.

Net interest margin for the first quarter of 2022 was 3.53%, compared to 3.68% for the fourth quarter of 2021. The decrease was primarily the result of a decline in the yield on interest-earning assets and, to a lesser degree, an increase in the cost of funds.

Relative to the first quarter of 2021, net interest margin decreased from 3.97%. The decrease was primarily due to a decline in the yield on interest-earning assets that more than offset a decrease in the cost of funds.

Noninterest Income

Noninterest income for the first quarter of 2022 was $1.3 million, a decrease of 23.9% from $1.8 million for the fourth quarter of 2021. The decrease was substantially the result of a decline in gains on the sale of SBA/USDA loans and a $361,000 net loss on securities during the first quarter of 2022.

Relative to the first quarter of 2021, noninterest income decreased 70.4% from $4.5 million. First quarter 2021 results included a gain of $2.8 million on the sale of a USDA loan and additional income from interest rate swaps resulting from elevated transaction volume.

Noninterest Expense

Noninterest expense for the first quarter of 2022 was $9.3 million, down from $9.6 million for the fourth quarter of 2021. The decrease was primarily attributable to a reduction in occupancy expense during the first quarter of 2022 and a net loss related to OREO properties during the fourth quarter of 2021.

Relative to the first quarter of 2021, noninterest expense increased 8.9% from $8.5 million. The increase was primarily attributable to higher salaries and employee benefits expense as production personnel were added in the Georgia market, and higher insurance and professional fees as a result of going public, net of elevated SBA expense during the first quarter of 2021.

Loan Portfolio

Total loans outstanding, before allowance for loan losses, were $1.3 billion at March 31, 2022, up $59.8 million from December 31, 2021 and up from $1.1 billion at March 31, 2021. The linked-quarter increase in loans was primarily attributable to an increase in commercial real estate loans.

Deposits

Total deposits were $1.5 billion at March 31, 2022, compared with $1.6 billion at December 31, 2021 and $1.3 billion at March 31, 2021. The $14.6 million net decrease in total deposits from December 31, 2021 was due to a decrease of $26.4 million in noninterest-bearing deposits that more than offset an increase of $11.8 million in interest-bearing account balances.

Asset Quality

Nonperforming loans totaled $3.2 million, or 0.25% of gross loans, at March 31, 2022, compared with $2.0 million, or 0.16% of gross loans, at December 31, 2021, and $3.9 million, or 0.35% of gross loans, at March 31, 2021. The $1.3 million increase in nonperforming loans from December 31, 2021 was primarily attributable to a commercial real estate loan associated with one borrower that was placed on nonaccrual. The $611,000 reduction in nonperforming loans from March 31, 2021 was primarily attributable to one commercial real estate loan that was moved back to accruing status, one construction and development loan that was paid off, one residential mortgage loan that was paid off, and partially offset by commercial real estate loan associated with one borrower.

The Company recorded a provision for loan losses of $700,000 for the first quarter of 2022, compared to $732,000 for the fourth quarter of 2021. The provision was primarily due to loan growth.

Net charge-offs for the first quarter of 2022 were $52,000, or 0.02% of average loans on an annualized basis, compared to net recoveries of $15,000, or 0.00% of average loans on an annualized basis, for the fourth quarter of 2021, and net charge-offs of $4,000, or 0.00% of average loans on an annualized basis, for the first quarter of 2021.

The Company’s allowance for loan losses was 1.18% of total loans and 477.26% of nonperforming loans at March 31, 2022, compared with 1.19% of total loans and 752.74% of nonperforming loans at December 31, 2021.

Capital

As of March 31, 2022, total stockholders’ equity was $169.2 million, compared with $177.2 million at December 31, 2021. The decrease of $8.0 million was primarily due to a decrease in accumulated other comprehensive income resulting from changes in the value of the available for sale securities portfolio due to rapid increases in interest rates during the quarter.

In connection with its recently announced stock repurchase program, the Company repurchased 287,244 shares of its common stock during the first quarter of 2022 at an average price of $21.35 per share.

About Southern States Bancshares, Inc.

Headquartered in Anniston, Alabama, Southern States Bancshares, Inc. is a bank holding company that operates primarily through its wholly-owned subsidiary, Southern States Bank. The Bank is a full service community banking institution, which offers an array of deposit, loan and other banking-related products and services to businesses and individuals in its communities. The Bank operates 15 branches in Alabama and Georgia and a loan production office in Atlanta.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, which reflect our current expectations and beliefs with respect to, among other things, future events and our financial performance. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. This may be especially true given the current COVID-19 pandemic and uncertainty about its continuation. Although we believe that the expectations reflected in such forward-looking statements are reasonable as of the dates made, we cannot give any assurance that such expectations will prove correct and actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 under the section entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors”. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict.

These statements are often, but not always, made through the use of words or phrases such as “may,” “can,” “should,” “could,” “to be,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “likely,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “target,” “project,” “would” and “outlook,” or the negative version of those words or other similar words or phrases of a future or forward-looking nature. Forward-looking statements appear in a number of places in this earnings release and may include statements about business strategy and prospects for growth, operations, ability to pay dividends, competition, regulation and general economic conditions.

Contact Information:
Lynn Joyce
(205) 820-8065
ljoyce@ssbank.bank

Kevin Dobbs
(310) 622-8245
ssbankir@finprofiles.com

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands, except share amounts)

	March 31, 2022 (Unaudited)	December 31, 2021 (Audited)	March 31, 2021 (Audited)
Assets
Cash and due from banks	$22,851	$6,397	$17,536
Interest-bearing deposits in banks	111,951	203,537	129,071
Federal funds sold	74,022	74,022	24,121
Total cash and cash equivalents	208,824	283,956	170,728

Securities available for sale, at fair value	151,027	132,172	106,217
Securities held to maturity, at amortized cost	19,667	19,672	—
Other equity securities, at fair value	8,937	9,232	4,995
Restricted equity securities, at cost	2,825	2,600	2,788
Loans held for sale	2,509	2,400	2,268

Loans, net of unearned income	1,310,070	1,250,300	1,083,274
Less allowance for loan losses	15,492	14,844	12,605
Loans, net	1,294,578	1,235,456	1,070,669

Premises and equipment, net	28,065	27,044	24,900
Accrued interest receivable	4,427	4,170	4,088
Bank owned life insurance	29,343	22,201	22,583
Annuities	15,523	12,888	12,920
Foreclosed assets	2,930	2,930	10,230
Goodwill	16,862	16,862	16,862
Core deposit intangible	1,434	1,500	1,698
Other assets	11,883	9,509	8,290

Total assets	$1,798,834	$1,782,592	$1,459,236

Liabilities and Stockholders' Equity

Liabilities:
Deposits:
Noninterest-bearing	$515,110	$541,546	$365,114
Interest-bearing	1,026,729	1,014,905	894,930
Total deposits	1,541,839	1,556,451	1,260,044

Other borrowings	—	12,498	7,982
FHLB advances	25,950	25,950	31,900
Subordinated notes	47,154	—	4,497
Accrued interest payable	107	132	274
Other liabilities	14,595	10,363	9,939
Total liabilities	1,629,645	1,605,394	1,314,636

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands, except share amounts)

	March 31, 2022 (Unaudited)	December 31, 2021 (Audited)	March 31, 2021 (Audited)
Stockholders' equity:
Common stock	43,749	45,064	38,582
Capital surplus	76,426	80,640	65,886
Retained earnings	53,604	49,858	39,173
Accumulated other comprehensive income (loss)	(3,755)	2,113	1,808
Unvested restricted stock	(835)	(477)	(849)

Total stockholders' equity	169,189	177,198	144,600

Total liabilities and stockholders' equity	$1,798,834	$1,782,592	$1,459,236

Shares issued and outstanding	8,749,878	9,012,857	7,716,428

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except per share amounts)

	For the Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
Interest income:
Loans, including fees	$14,766	$14,280	$13,021
Taxable securities	619	459	401
Nontaxable securities	299	294	207
Other interest and dividends	188	138	48
Total interest income	15,872	15,171	13,677

Interest expense:
Deposits	873	955	1,190
Other borrowings	345	120	203
Total interest expense	1,218	1,075	1,393

Net interest income	14,654	14,096	12,284
Provision for loan losses	700	732	750
Net interest income after provision for loan losses	13,954	13,364	11,534

Noninterest income:
Service charges on deposit accounts	445	428	360
Swap fees	15	(6)	558
SBA/USDA fees	388	533	2,865
Mortgage origination fees	286	269	407
Net gain (loss) on securities	(361)	(40)	(232)
Other operating income	560	567	538
Total noninterest income	1,333	1,751	4,496

Noninterest expenses:
Salaries and employee benefits	5,725	5,563	5,057
Equipment and occupancy expenses	705	943	879
Data processing fees	564	563	514
Regulatory assessments	263	263	221
Other operating expenses	2,033	2,280	1,861
Total noninterest expenses	9,290	9,612	8,532

Income before income taxes	5,997	5,503	7,498

Income tax expense	1,440	1,445	1,817

Net income	$4,557	$4,058	$5,681

Basic earnings per share	$0.51	$0.45	$0.74

Diluted earnings per share	$0.50	$0.44	$0.73

The following table provides an analysis of the allowance for loan losses as of the dates indicated.

	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
	(Dollars in thousands)

Average loans, net of unearned income	$1,278,413	$1,191,688	$1,066,556
Loans, net of unearned income	$1,310,070	$1,250,300	$1,083,274
Allowance for loan losses at beginning of the period	$14,844	$14,097	$11,859
Charge-offs:
Construction and development	66	—	—
Residential	—	—	16
Commercial	—	—	—
Commercial and industrial	—	—	—
Consumer and other	6	—	2
Total charge-offs	72	—	18
Recoveries:
Construction and development	—	—	—
Residential	17	13	2
Commercial	—	—	—
Commercial and industrial	—	1	11
Consumer and other	3	1	1
Total recoveries	20	15	14
Net charge-offs (recovery)	$52	$(15)	$4

Provision for loan losses	$700	$732	$750
Balance at end of period	$15,492	$14,844	$12,605
Ratio of allowance to end of period loans	1.18%	1.19%	1.16%
Ratio of net charge-offs (recovery) to average loans	0.00%	0.00%	0.00%

The following table sets forth the allocation of the Company’s nonperforming assets among different asset categories as of the dates indicated. Nonperforming assets consist of nonperforming loans plus OREO and repossessed property. Nonperforming loans include nonaccrual loans and loans past due 90 days or more.

	March 31, 2022	December 31, 2021	March 31, 2021
	(Dollars in thousands)

Nonaccrual loans	$3,246	$1,478	$3,857
Past due loans 90 days or more and still accruing interest	—	494	—
Total nonperforming loans	3,246	1,972	3,857
OREO	2,930	2,930	10,229
Total nonperforming assets	$6,176	$4,902	$14,086

Troubled debt restructured loans – nonaccrual(1)	904	940	731
Troubled debt restructured loans - accruing	1,058	1,072	1,005
Total troubled debt restructured loans	$1,962	$2,012	$1,736

Allowance for loan losses	$15,492	$14,844	$12,605
Gross loans outstanding at the end of period	$1,314,066	$1,254,117	$1,087,461
Allowance for loan losses to gross loans	1.18%	1.18%	1.16%
Allowance for loan losses to nonperforming loans	477.26%	752.74%	326.81%
Nonperforming loans to gross loans	0.25%	0.16%	0.35%
Nonperforming assets to gross loans and OREO	0.47%	0.39%	1.28%

Nonaccrual loans by category:
Real Estate:
Construction & Development	$76	$346	$1,062
Residential Mortgages	510	167	825
Commercial Real Estate Mortgages	2,388	674	1,572
Commercial & Industrial	269	285	383
Consumer and other	3	6	15
	$3,246	$1,478	$3,857

(1) Troubled debt restructured loans are excluded from nonperforming loans unless they otherwise meet the definition of nonaccrual loans or are more than 90 days past due.

The following tables show the average outstanding balance of each principal category of our assets, liabilities and stockholders’ equity, together with the average yields on our assets and average costs of our liabilities for the periods indicated. Yields and costs are calculated by dividing the annualized income or expense by the average daily balances of the corresponding assets or liabilities for the same period.

	Three Months Ended
	March 31, 2022			December 31, 2021			March 31, 2021
	Average Balance	Interest	Yield/Rate	Average Balance	Interest	Yield/Rate	Average Balance	Interest	Yield/Rate
	(Dollars in thousands)
Assets:
Interest-earning assets:
Gross loans, net of unearned income(1)	$1,278,413	$14,766	4.68%	$1,191,688	$14,280	4.75%	$1,066,556	$13,021	4.95%
Taxable securities	106,820	$619	2.35%	86,292	459	2.11%	78,354	$401	2.08%
Nontaxable securities	54,863	$299	2.21%	53,909	294	2.16%	33,255	$207	2.52%
Other interest-earnings assets	244,202	$188	0.31%	187,601	138	0.29%	78,154	$48	0.25%
Total interest-earning assets	$1,684,298	$15,872	3.82%	$1,519,490	$15,171	3.96%	$1,256,319	$13,677	4.42%
Allowance for loan losses	(15,041)			(14,421)			(12,138)
Noninterest-earning assets	117,758			123,735			123,941
Total Assets	$1,787,015			$1,628,804			$1,368,122

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest-bearing transaction accounts	110,983	26	0.09%	101,863	25	0.10%	88,578	18	0.08%
Savings and money market accounts	675,504	591	0.36%	599,948	625	0.41%	440,803	677	0.62%
Time deposits	237,411	256	0.44%	263,646	305	0.46%	324,668	495	0.62%
FHLB advances	25,950	22	0.34%	25,950	22	0.34%	33,244	51	0.62%
Other borrowings	32,924	323	3.98%	12,498	98	3.11%	12,755	152	4.82%
Total interest-bearing liabilities	$1,082,772	$1,218	0.46%	$1,003,905	$1,075	0.42%	$900,048	$1,393	0.63%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	$514,456			$439,142			$316,553
Other liabilities	12,543			9,844			8,532
Total noninterest-bearing liabilities	$526,999			$448,986			$325,085
Stockholders’ Equity	177,244			175,913			142,989
Total Liabilities and Stockholders’ Equity	$1,787,015			$1,628,804			$1,368,122

Net interest income		$14,654			$14,096			$12,284
Net interest spread(2)			3.36%			3.54%			3.79%
Net interest margin(3)			3.53%			3.68%			3.97%
(1)Includes nonaccrual loans.
(2)Net interest spread is the difference between interest rates earned on interest earning assets and interest rates paid on interest-bearing liabilities.
(3)Net interest margin is a ratio of net interest income to average interest earning assets for the same period.

Per Share Information	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
	(Dollars in thousands, except share and per share amounts)

Net income	$4,557	$4,058	$5,681
Earnings per share - basic	$0.51	$0.45	$0.74
Earnings per share - diluted	$0.50	$0.44	$0.73

Weighted average shares outstanding	8,935,384	9,012,857	7,681,578
Diluted weighted average shares outstanding	9,065,364	9,125,872	7,794,859
Shares issued and outstanding	8,749,878	9,012,857	7,716,428

Total stockholders' equity	$169,189	$177,198	$144,600
Book value per share	$19.34	$19.66	$18.74

Performance Ratios	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021

Net interest margin	3.53%	3.68%	3.97%
Net interest spread	3.36%	3.54%	3.79%
Efficiency ratio	56.83%	60.50%	50.15%
Return on average assets	1.03%	0.99%	1.68%
Return on average stockholders’ equity	10.43%	9.15%	16.11%

Core and PPP Loans	March 31, 2022	December 31, 2021	March 31, 2021
	(Dollars in thousands)

Core loans	$1,313,173	$1,244,914	$1,026,615
PPP loans	893	9,203	60,846
Unearned income	(3,996)	(3,817)	(4,187)
Loans, net of unearned income	1,310,070	1,250,300	1,083,274
Allowance for loan losses	(15,492)	(14,844)	(12,605)
Loans, net	$1,294,578	$1,235,456	$1,070,669

Reconciliation of Non-GAAP Financial Measures

In addition to reporting GAAP results, the Company reports non-GAAP financial measures in this earnings release and other disclosures. Our management believes that these non-GAAP financial measures and the information they provide are useful to investors since these measures permit investors to view our performance using the same tools that our management uses to evaluate our performance. While we believe that these non-GAAP financial measures are useful in evaluating our performance, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Additionally, these non-GAAP financial measures may differ from similar measures presented by other companies.

The following table provides a reconciliation of the non-GAAP financial measures to their most directly comparable financial measure presented in accordance with GAAP.

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
	(Dollars in thousands, except share and per share amounts)

Net income	$4,557	$4,058	$5,681
Add: Merger expenses	—	—	—
Add: Net OREO write-downs	—	227	—
Less: Gain on sale of USDA loan	—	—	2,800
Less: Loss on securities	(361)	(40)	(232)
Less: Tax effect	94	69	(668)
Core net income	$4,824	$4,256	$3,781
Average assets	$1,787,015	$1,628,804	$1,368,122
Core return on average assets	1.09%	1.04%	1.12%

Net income	$4,557	$4,058	$5,681
Add: Merger expenses	—	—	—
Add: Net OREO write-downs	—	227	—
Add: Provision	700	732	750
Less: Gain on sale of USDA loan	—	—	2,800
Less: Loss on securities	(361)	(40)	(232)
Add: Income taxes	1,440	1,445	1,817

Pretax pre-provision core net income	$7,058	$6,502	$5,680
Average assets	$1,787,015	$1,628,804	$1,368,122
Pretax pre-provision core return on average assets	1.60%	1.58%	1.68%

Total stockholders' equity	$169,189	$177,198	$144,600
Less: Intangible assets	18,296	18,362	18,560
Less: Monitory interest not included in tangible assets	$—	$—	$—
Tangible common equity	$150,893	$158,836	$126,040

Core net income	$4,824	$4,256	$3,781
Diluted weighted average shares outstanding	9,065,364	9,125,872	7,794,859
Diluted core earnings per share	$0.53	$0.47	$0.49

Common shares outstanding at year or period end	8,749,878	9,012,857	7,716,428
Tangible book value per share	$17.25	$17.62	$16.33

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
	(Dollars in thousands, except share and per share amounts)

Total assets at end of period	$1,798,834	$1,782,592	$1,459,236
Less: Intangible assets	18,296	18,362	18,560
Adjusted assets at end of period	$1,780,538	$1,764,230	$1,440,676
Tangible common equity to tangible assets	8.47%	9.00%	8.75%

Total average shareholders equity	$177,244	175,913	$142,989
Less: Average intangible assets	18,337	18,402	18,601
Less: Average monitory interest not included in tangible assets	$—	$—	$—
Average tangible common equity	$158,907	$157,511	$124,388
Net income to common shareholders	$4,557	$4,058	$5,681
Return on average tangible common equity	11.63%	10.22%	18.52%
Average tangible common equity	$158,907	$157,511	$124,388
Core net income	$4,824	$4,256	$3,781
Core return on average tangible common equity	12.31%	10.72%	12.33%

Net interest income	$14,654	$14,096	12,284
Add: Noninterest income	1,333	1,751	4,496
Less: Gain on sale of USDA loan	—	—	2,800
Less: Loss on securites	(361)	(40)	(232)
Operating revenue	$16,348	$15,887	$14,212

Expenses:
Total noninterest expense	$9,290	$9,612	$8,532
Less: Merger expenses	—	—	—
Less: Net OREO write-down (gains)	—	227	—
Adjusted noninterest expenses	$9,290	$9,385	$8,532
Core efficiency ratio	56.83%	59.07%	60.03%